EXHIBIT 10.07

SIXTH AMENDMENT, dated as of March 15, 2011 (this “Amendment”), to and under that certain CREDIT AND SECURITY AGREEMENT, dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time from time to time, the “Credit Agreement”), among THE RAL SUPPLY GROUP, INC., a New York corporation (both in its original capacity as a party thereto and as successor-by-merger to American/Universal Supply, Inc., a New York corporation) (“RAL”), UNIVERSAL SUPPLY GROUP, INC., a New York corporation (“Universal”), and S&A SUPPLY, INC. (formerly known as S&A Purchasing Corp.), a New York corporation (“S&A”) (collectively, the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division, as successor to Wells Fargo Business Credit, Inc. (the “Lender”).  Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, Borrowers and Colonial have made in favor of Lender that certain Guaranty By Corporations, dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Guaranty”); and

WHEREAS, the Borrower has requested that the Lender modify certain other terms of the Credit Agreement, and the Lender has agreed to the foregoing request, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the Borrowers and the Lender hereby agree as follows:

Section One.  Amendments to Credit Agreement.  Effective upon satisfaction of the conditions precedent set forth in Section Four hereof, the Credit Agreement is hereby amended as follows:

(i)           Section 1.1.  Definitions.

(A)        The following defined terms are added to Section 1.1 of the Credit Agreement in its proper alphabetical order:

“Sixth Amendment” means that certain Sixth Amendment, dated as of March 15, 2011, among the Borrowers and the Lender.

“Free Cash Flow” means, for any period, with respect to the Borrowers on a combined basis, the amount equal to (a) earnings before interest, taxes, depreciation and amortization for such period, less (b) interest expense for such period, less (c) cash taxes paid during such period, less (d) Non-Financed Capital Expenditures made during such period, less (e) principal payments and prepayments in respect of long-term funded indebtedness paid during such period, plus (f) other income received during such period, all of the foregoing as determined in accordance with GAAP.

(B)         The following defined terms contained in Section 1.1 of the Credit Agreement are amended and restated as follows:

“Borrowing Base” means, with respect to any Borrower at any time, and subject to change from time to time in the Lender’s sole discretion, which discretion shall be exercised in a commercially reasonable manner, the lesser of:

(a)           the Maximum Line, minus the L/C Amount, minus the aggregate principal amount of outstanding Advances made to the other Borrowers; or

(b)           the sum of:

(i)	eighty-five percent (85%) of such Borrower’s Eligible Accounts, plus

(ii)	the lesser of:

(A) up to fifty-seven percent (57%) of the lower of the cost or fair market value, as determined in accordance with GAAP, of such Borrower’s Eligible Inventory, but in no event to exceed (x) Seven Million Five Hundred Thousand Dollars ($7,500,000.00), minus (y) the aggregate principal amount of outstanding Advances made to the other Borrowers pursuant to this paragraph (ii), or

(B) up to eighty-five percent (85%) of the liquidation value (the “NOLV Advance Rate”) of such Borrower’s Eligible Inventory, net of liquidation and other related expenses, as determined by the Lender in its sole discretion, which discretion shall be exercised in a commercially reasonable manner, but in no event to exceed (x) Seven Million Five Hundred Thousand Dollars ($7,500,000.00), minus (y) the aggregate principal amount of outstanding Advances made to the other Borrowers pursuant to this paragraph (ii); provided that, (I) each year, on the effective date of the Sixth Amendment (in case of calendar year 2011) or February 1st (in each of each calendar year thereafter) the NOLV Advance Rate under this clause (B) shall temporarily increase to up to one hundred percent (100%), which increased NOLV Advance Rate shall decrease beginning on the date that is one hundred twenty (120) days after the effective date of the Sixth Amendment (in case of calendar year 2011) or June 1st (in case of each calendar year thereafter) by one percent (1%) per week until such NOLV Advance Rate shall have been reduced to eighty-five percent (85%) and (II) the amount made available to each Borrower under this proviso as a result of the temporary increase to the NOLV Advance Rate under this clause (B) shall in no event exceed (x) Seven Hundred Fifty Thousand Dollars ($750,000) minus (y) the aggregate principal amount of outstanding Advances made to the other Borrowers pursuant to under this proviso to this clause (B), minus

(iii)
the amount of the Landlord Reserve then in effect, apportioned among the Borrowers in such manner as the Lender may determine from time to time in its sole discretion, which discretion shall be exercised in a commercially reasonable manner, minus

(iv)
the amount of the Availability Reserve then in effect, apportioned among the Borrowers in such manner as the Lender may determine from time to time in its sole discretion, which discretion shall be exercised in a commercially reasonable manner, minus

(v)	the portion of the L/C Amount relating to Letters of Credit issued for such Borrower’s account, plus, the aggregate L/C Amount relating to Letters of Credit issued for the other Borrowers, minus

(vi)	such other reserves as the Lender may establish from time to time in its sole discretion, which discretion shall be exercised in a commercially reasonable manner.

Notwithstanding the foregoing, in the event that dilution for all Accounts during any ninety (90) consecutive day period, expressed as a percentage, as determined by the Lender in its sole discretion, exercised in a commercially reasonable manner, pursuant to its periodic examination of the Borrowers’ collateral reports and/or books and records, exceeds four percent (4%), then the Lender, in its sole discretion, may implement and maintain such reserves and/or reduce the advance percentages used in determining the Borrowing Base to adjust for such excess.  Further notwithstanding anything to the contrary contained in the foregoing, unless a Default or Event of Default shall have occurred and be continuing, Lender shall not decrease any of the advance rates used in calculating the Borrowing Base without giving at least thirty (30) days prior notice to Borrowers of such reduction.

“Change of Control” means the failure, at any time after the Closing Date of Colonial to own 100% of the issued and outstanding shares of stock of any Borrower.

“Default Rate” means an annual rate equal to three percent (3.00%) over the LIBOR Advance Rate, which rate shall change when and as the LIBOR Advance Rate changes

“LIBOR Advance Rate” means, with respect to all LIBOR Advances, an annual interest rate equal to the sum of LIBOR plus three percent (3.00%).

“Original Maturity Date” means August 1, 2015.

(ii)          Section 7.18.  Tangible Net Worth.  Section 7.18 of the Credit Agreement is amended and restated as follows:

Section 7.18  Tangible Net Worth.  The Borrowers shall maintain a Tangible Net Worth at the end of the fiscal quarter ending on the date set forth below of not less than the amount set forth opposite such date, provided, that in determining compliance with this covenant, there shall be excluded from the calculation of Tangible Net Worth audit adjustments for goodwill impairment and deferred tax adjustments:

Quarter Ending	Tangible Net Worth

3/31/2011	$2,469,000

6/30/2011	$2,833,000

9/30/2011	$3,638,000

12/31/2011	$4,193,000

(iii)           Section 7.19.  Net Income (or Net Loss).  Section 7.19 of the Credit Agreement is amended and restated as follows:

 Section 7.19  Net Income (or Net Loss).

 (a)         Cumulative Year-to Date Net Income (or Net Loss).  The Borrowers shall have Net Income (or Net Loss) for the fiscal year to date ending on the date set forth below of no worse than the amount set forth opposite such date, provided, that in determining compliance with this covenant, there shall be excluded from the calculation of Net Income or Net Loss, as the case may be, audit adjustments for goodwill impairment and deferred tax adjustments:

Quarter Ending	Net Loss

3/31/2011	$(1,684,000)

6/30/2011	$(946,000)

9/30/2011	$(150,000)

12/31/2011	$495,000

(b)           Monthly Net Income (or Net Loss).  The Borrowers shall have Net Income (or Net Loss) for any month during fiscal year ending December 31, 2011 of no worse than (x) $(700,000) for any month from January 2011 through March 2011 or (y) $(175,000) for any month from April 2011 through December 2011, provided, that in determining compliance with this covenant, there shall be excluded from the calculation of Net Income or Net Loss, as the case may be, audit adjustments for goodwill impairment and deferred tax adjustments:

(iv)           Section 7.20.  Free Cash Flow.  Section 7.20 of the Credit Agreement is amended and restated as follows:

Section 7.20   Free Cash Flow.  The Borrowers shall have Free Cash Flow for the fiscal year to date ending on the date set forth below of not less than the amount set forth opposite such date, provided, that in determining compliance with this covenant, there shall be excluded from the calculation of Free Cash Flow audit adjustments for goodwill impairment and deferred tax adjustments:

Quarter Ending	Free Cash Flow

3/31/2011	$345,000

6/30/2011	$867,000

9/30/2011	$1,624,000

12/31/2011	$2,116,000

(v)           Section 7.21.  Capital Expenditures.  Section 7.21 of the Credit Agreement is amended and restated as follows:

Section 7.21  Capital Expenditures.  The Borrowers, on a combined basis, will not make or incur or contract to make or incur Capital Expenditures of more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate during the fiscal year ending on or about December 31, 2011.

(vi)          Section 7.22.   Financial Covenants.  Section 7.22 of the Credit Agreement is amended and restated as follows:

Section 7.22  Financial Covenants.  The financial covenants required to be maintained pursuant to Sections 7.18, 7.19, 7.20 and 7.21 for periods during Borrowers’ fiscal years after the fiscal year ending December 31, 2011 shall be negotiated for each year (or more than one year, if Lender and Borrowers shall so mutually agree each in their discretion) in good faith among the Lender and the Borrowers,  shall be memorialized pursuant to an amendment to this Agreement to be entered into no later than January 31st of each such year (or the last such year, if Lender and Borrowers shall have agreed on an amendment setting covenants for a multi-year period), and shall be based upon the projected levels of financial and business performance as set forth in the Borrowers’ projections required to be delivered to the Lender pursuant to Section 6.1(d) (provided that such projections are acceptable to the Lender, in its sole discretion); provided however that, if Lender and Borrowers acting in good faith shall be unable to agree upon such an amendment establishing the covenants for the periods during any subsequent fiscal year prior to January 31st of any such year, the covenants in effect under this Agreement (as amended from time to time) for the last year for which covenants have been established shall remain in effect for the applicable periods during such subsequent year until such time as Lender and the Borrowers shall mutually agree in good faith on an amendment updating such covenants

Section Two.  Covenant Regarding Anticipated Change of Management.  To induce the Lender to enter into this Amendment, Borrower hereby covenants and agrees that in the event that William Pagano ceases to serve as the President of Universal or Executive Vice President of RAL or President of S&A, then, within thirty (30) days following such event, Borrowers shall execute and deliver, and cause another senior executive officer of Borrower satisfactory to Lender in its sole discretion to execute and deliver, a Support Agreement in form and substance essentially similar to the Support Agreement dated as of July 28, 2004 executed by Universal, RAL and William Pagano in favor of Lender.

Section Three.  Representations and Warranties.  To induce the Lender to enter into this Amendment, each Loan Party warrants and represents to the Lender as follows:

(i)           all of the representations and warranties contained in the Credit Agreement and each other Loan Document, in each case, after giving effect to this Amendment, continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are only made as of a previous date;

(ii)           the execution, delivery and performance of this Amendment by each Borrower is within its corporate powers, has been duly authorized by all necessary corporate action on its part, and each Borrower has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment;

(iii)           the execution, delivery and performance by each Borrower of this Amendment, the consummation of the transactions herein contemplated and the compliance with the provisions hereof have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of such Borrower’s stockholders; (ii) require any authorization, consent, license, permit or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, license, permit, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof and such filings with the Securities and Exchange Commission as are required by applicable law; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to such Borrower or of such Borrower’s articles of incorporation or bylaws; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Loan Party is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than in favor of the Lender) upon or with respect to any of the properties now owned or hereafter acquired by such Loan Party;

(iv)           upon its execution, this Amendment shall constitute the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms; and

(v)           no Default or Event of Default has occurred and is continuing;

Section Four.  Conditions Precedent.  This Amendment shall become effective upon the date on which all of the following events shall have occurred:

(i)           the Lender shall have received this Amendment, duly executed by each Borrower and acknowledged by Colonial and William Pagano; and

(ii)           Lender shall have received payment of all fees, costs and expenses (including without limitation any and all legal fees and expenses) incurred by the Lender in connection with the preparation, negotiation and closing of this Amendment and the transactions contemplated to occur hereunder (collectively, the “Amendment Fees and Expenses”), and Borrowers hereby authorize Lender to charge the Borrowers’ loan account with Lender with the aggregate amount of such Amendment Fees and Expenses, and requests that Lender make one or more Advance(s) on or after the date hereof in an aggregate amount not to exceed the aggregate amount of such Amendments Fees and Expenses and that Lender disburse the proceeds of such Advance(s) in satisfaction thereof.

Section Five.  General Provisions.

(i)           Except as herein expressly amended, the Credit Agreement and all of the other Loan Documents are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms as so amended.  Each Borrower hereby confirms its existing pledge, assignment and grant to the Lender of a security interest and a Lien upon all of the Collateral, as security for the payment and performance of all of the Obligations.  The Borrower hereby confirms that all security interests at any time granted by it to the Lender in any and all of the Borrower’s property and assets, including the security interest and a Lien upon all of the Collateral, continue in full force and effect and secure and shall continue to secure the Obligations and the “Indebtedness” (as defined in the Guaranty) so long as any such Obligations and Indebtedness remain outstanding and that all Collateral subject thereto remain free and clear of any liens or encumbrances other than (i) those in favor of the Lender provided for under the Loan Documents, and (ii) other Permitted Liens.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of the Lender’s existing security interest and Lien in and upon the Collateral.

(ii)           All references to the Credit Agreement in the Loan Documents shall mean the Credit Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented and modified from time to time.  This Amendment is and shall be deemed included as one of the Loan Documents for all purposes under the Credit Agreement and all other Loan Documents.

(iii)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Credit Agreement or any of the other Loan Documents.

(iv)           This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(v)           This Amendment shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York.  The provisions of Section 9.15 of the Credit Agreement regarding consents to jurisdiction and venue, consents and waivers regarding service of process and waivers of rights to jury trial, of Section 9.7 of the Credit Agreement regarding costs and expenses and of Section 9.8 of the Credit Agreement regarding indemnities are incorporated herein by reference.

(vi)           This Amendment shall be binding upon and inure to the benefit of each Borrower and Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the Lender’s prior written consent.

(vii)           Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof

(viii)           Each Borrower hereby confirms and agrees, and represents and warrants, that all Obligations (whether representing outstanding principal, accrued and unpaid interest, accrued and unpaid fees or any other Obligations of any kind or nature) currently owing by each and all Borrowers under the Credit Agreement and the other Loan Documents, as reflected in the books and records of Lender as of the date hereof, are unconditionally owing from and payable by each and all Borrowers to Lender and that Borrowers are jointly and severally indebted to Lender with respect thereto, all without any set-off, deduction, counterclaim or defense.  Each Borrower acknowledges and agrees that it has no actual or potential claim or cause of action against Lender relating to the Credit Agreement or any Loan Document and/or the Obligations arising thereunder or related thereto, in any such case arising on or before the date hereof.As further consideration for Lender’s agreements to grant the amendments and accommodations set forth herein, each Borrower hereby waives and releases and forever discharges Lender and each of its officers, directors, attorneys, agents, professionals and employees (the “Released Parties”) from any liability, damage, claim, loss or expense of any kind that such Borrower had, may now have or may hereafter haveagainst any one or more of the Released Parties arising out of or relating to (a) this Amendment (and any documents, agreements being executed in connection herewith), the Credit Agreement, or any other Loan Document, (b) any and all loans, Advances, letters of credit or other extensions of credit made or issued thereunder through the date hereof, (c) any other Obligations heretofore made and/or outstanding under the Credit Agreement or any other Loan Document, (d) any transactions pursuant to or contemplated by or arising from or entered into in connection with this Amendment (and any documents, agreements being executed in connection herewith), the Credit Agreement, any other Loan Documents, any such loans, Advances, letters of credit or extensions of creditor or any other Obligation and/or (e) any action (or failure to act) taken (or, as applicable, not taken or taken only after any delay or after satisfaction of any conditions) by any of the Released Parties either in connection with any of the foregoing, or as contemplated by the Credit Agreement or by any Loan Documents, or in connection with the negotiation or administration of the Credit Agreement, this Amendment (and any documents, agreements being executed in connection herewith) or any other Loan Document or the credit facilities made available by Lender to Borrowers thereunder, in each such case to the extent such liability, damage, claim, loss or expense arises out of an event or circumstance that has occurred, arisen or is in existence as of the date hereof.

Section Six.  Acknowledgement of Guarantors. By executing this Amendment, each Borrower and Colonial (by its signature below), each in its capacity as a “Guarantor” under the Guaranty, hereby acknowledges and agrees to all the terms and provisions of this Amendment, and agrees that its obligations under the Guaranty are unaffected, undiminished and unmodified hereby, and also hereby ratifies, reaffirms and restates all of the provisions, terms and conditions, covenants, representations and warranties made and all of the obligations undertaken by such Guarantor in the Guaranty.  Each Guarantor further acknowledges and agrees that the foregoing acknowledgements, agreements, ratifications and reaffirmations are being given in an abundance of caution and for the avoidance of any doubt, and that nothing contained in the foregoing is intended to limit or contradict the provisions of and agreements and waivers contained in Section 7 and 8 of the Guaranty, and further that the giving by such Guarantor of the foregoing acknowledgements, agreements, ratifications and reaffirmations shall not be interpreted or construed under any circumstances as having established a course of dealing or course of conduct binding upon the Lender in the future or otherwise creating any future obligations on the Lender to obtain any similar acknowledgements, agreements, ratifications and reaffirmations in connection with any future amendments to the Credit Agreement and/or any other Loan Document.

Section Seven.  Acknowledgment of Liens by Colonial.  Colonial (by its signature below), in its capacity as the “Guarantor” under the General Security Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Colonial Security Agreement”) by Colonial in favor of Lender and as the “Pledgor” under the Securities Pledge Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Colonial Pledge Agreement”), hereby confirms that all security interests at any time granted by it to the Lender in any and all of Colonial’s property and assets, including the security interest and a Lien upon all of the “Collateral” (as defined under the Colonial Security Agreement) and the “Pledged Collateral” (as defined under the Colonial Pledge Agreement) (collectively, the “Colonial Collateral”), continue in full force and effect and secure and shall continue to secure the Obligations and the “Indebtedness” (as defined under the Guaranty) and the “Indebtedness” (as defined under the Colonial Security Agreement) so long as any such Obligations and Indebtedness remain outstanding and that all Colonial Collateral subject thereto remain free and clear of any liens or encumbrances other than (i) those in favor of the Lender provided for under the Loan Documents and (ii) other Liens expressly permitted under the Colonial Security Agreement and the Colonial Pledge Agreement.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of the Lender’s existing security interest and Lien in and upon the Colonial Collateral.

Section Eight.   Acknowledgement of Support Party. By executing this Amendment, each Borrower and William Pagano (by his signature below), each in its/its capacity as a party (in such capacity, a “Support Party”) to that certain Support Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Support Agreement”) among Borrowers, Mr. Pagano and Lender, hereby acknowledges and agrees to all the terms and provisions of this Amendment, and agrees that its obligations under the Support Agreement are unaffected, undiminished and unmodified hereby, and also hereby ratifies, reaffirms and restates all of the provisions, terms and conditions, covenants, representations and warranties made and all of the obligations undertaken by such Support Party under the Support Agreement.  Each Support Party further acknowledges and agrees that the foregoing acknowledgements, agreements, ratifications and reaffirmations are being given in an abundance of caution and for the avoidance of any doubt, and that nothing contained in the foregoing is intended to limit or contradict the provisions of and agreements and waivers contained in the Support Agreement, and further that the giving by such Support Party of the foregoing acknowledgements, agreements, ratifications and reaffirmations shall not be interpreted or construed under any circumstances as having established a course of dealing or course of conduct binding upon the Lender in the future or otherwise creating any future obligations on the Lender to obtain any similar acknowledgements, agreements, ratifications and reaffirmations in connection with any future amendments to the Credit Agreement and/or any other Loan Document.

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IN WITNESS WHEREOF, the Loan Parties and the Lender have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

THE RAL SUPPLY GROUP, INC.

By:	/s/ William Pagano
William Pagano
Executive Vice President

UNIVERSAL SUPPLY GROUP, INC.

By:	/s/ William Pagano
William Pagano
President

S&A SUPPLY, INC.

By:	/s/ William Pagano
William Pagano
President

WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division

By:	/s/ Joseph Mullen
Joseph Mullen
Vice President

ACKNOWLEDGED AND AGREED TO:

COLONIAL COMMERCIAL CORP.

By:	/s/ William Pagano
William Pagano
Chief Executive Officer

/s/ William Pagano
WILLIAM PAGANO

Signature Page to Sixth Amendment